Exhibit 99

Sypris Reports Fourth Quarter and Full Year Results

New Contracts and Market Strength Fuel 2021 Outlook

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 18, 2021--Sypris Solutions, Inc. (Nasdaq/GM: SYPR) today reported financial results for its fourth quarter and full-year ended December 31, 2020. Having completed a series of strategic initiatives over the past several years, Sypris Solutions is now well positioned to achieve long-term growth and increasing margins. These initiatives have included reducing and realigning the Company’s cost structure while diversifying its book of business in terms of both customers and markets.

The Company’s results for 2020 fundamentally reflected these expectations, highlighted by the improved performance of Sypris Electronics. The essential nature of the defense and communication programs served by Sypris Electronics continued to enable this segment to sustain operations at planned levels throughout the year. The commercial vehicle and automotive markets served by Sypris Technologies recovered during the second half of 2020 from the sharp reduction in demand during the second quarter, as the global economic impact of the COVID-19 pandemic continued to lessen. Favorable market conditions for both segments are forecasted in 2021, positioning the Company for top line growth and expanding margins.

HIGHLIGHTS

─────────────────────

  Consolidated gross margin for the full year 2020 increased 280 basis points from 2019 to 14.0% despite a 6.3% decrease in revenue primarily attributable to the impact of COVID-19 in the second quarter.
  Consolidated gross profit for the full year 2020 improved 17.0% from 2019 and, when combined with lower spending for selling, general and administrative expenses, contributed to a 102.1% increase in operating income compared to 2019.
  Earnings per diluted share for the full year 2020 increased to $0.08 compared to a loss of $0.19 per share for the prior year, reflecting the improvement in operating income and the release of a valuation allowance on certain foreign deferred tax assets.
  Full year 2020 revenue for Sypris Electronics increased 41.3% from the prior year, reflecting its strong backlog and improved electronic component availability. Gross margin improved 1,420 basis points from the prior year to 14.6% in 2020.
  Subsequent to quarter-end, Sypris Electronics announced a contract award to manufacture and test a variety of electronic power supply modules for a mission-critical, long-range, precision-guided anti-ship missile system, with production to begin during 2021.
  Subsequent to quarter-end, Sypris Technologies announced a long-term contract extension with a leading commercial vehicle manufacturer. The new contract continues the existing product lines and includes the award of two additional axle shaft model lines to begin production in 2021 and the adoption of certain Sypris Ultra® series lightweight axle shaft design features.
  Subsequent to quarter-end, Sypris Technologies also announced awards from two high-pressure energy projects. The contracts, which provide for the use of closures in the Anchor Field development project in the Gulf of Mexico and the planned upgrade of a natural gas pipeline system in North America, call for shipments to begin prior to year-end 2021.
  The impact of these recent contract wins, when combined with current positive market conditions, is forecast to fuel an increase of 20% in revenue, a 200 to 300 basis point expansion of margins and strong double-digit percentage growth in cash flow from operations for the year.

────────────────────

“While the economic headwinds and disruptions in 2020 had an impact on our results, we are pleased with our performance during the year. Our operations performed extremely well during 2020 and returned to profitability, despite the adverse conditions incurred during the second quarter, which continued during the course of the year,” commented Jeffrey T. Gill, President and Chief Executive Officer. “Last year presented historic challenges brought on by the pandemic, yet our businesses pulled together to protect our employees, while balancing the needs of our customers, communities and business partners during these difficult times. The effort and execution by our people resulted in a strong performance for the year.

“Full year revenue for Sypris Electronics increased 41.3% from the prior year, reflecting its strong backlog and improved electronic component availability. Gross margin improved 1,420 basis points from the prior year to 14.6% in 2020, and recent contact wins are expected to provide important support for the growth of the business during the coming year. We have been designated as an essential supplier to our customers serving the defense and communications industries and as such, our team has done an excellent job making sure that we were able to provide for their increasing needs during 2020.

“Demand from customers serving the automotive, commercial vehicle, sport utility, and off-highway markets recovered in the second half of 2020, with Class 8 North American production up almost 32% over the first half. The recent announcement of the long-term contract extension with one of our key customers combined with the improved outlook for these markets, gives us a clear path to support our growth objectives in the coming year.

“The energy markets faced unprecedented pressures in 2020, with the COVID-19 outbreak driving depressed demand, uncertainty and spending reductions for the entire oil and gas industry. We have remained vigilant in our pursuit of new opportunities in these markets, which has resulted in recent contract awards. While we expect activity levels in this market to remain challenging during the first half of 2021, steadily improving commodity prices, gradually reopening economies and increasing pipeline activity is anticipated to lead to year-over-year growth.

“Gross profit for 2020 was $11.6 million, or 14.0% of revenue, as compared to gross margin of 11.2% for 2019. Given 2020 margin performance includes the burden of the pandemic’s impact on the second quarter, we are pleased to be maintaining this trend line. Our margins have improved steadily since 2016, and we expect further improvement in 2021.”

Concluding, Mr. Gill said, “Our customer base and the markets we serve are considerably more diversified than at any point in our recent history. As an essential business, we have a responsibility to ensure that our defense, communications, energy, and transportation sectors remain vibrant. We will continue to monitor developments, act promptly to mitigate risks and take the necessary steps required to ensure deliveries continue to be made to our customers in a timely manner.”

Fourth Quarter and Full-Year Results

The Company reported revenue of $20.6 million for the fourth quarter ended December 31, 2020, compared to $21.6 million for the prior-year period. Additionally, the Company reported a net loss of $1.2 million for the fourth quarter of 2020, or $0.06 per share, compared to a net loss of $0.9 million, or $0.04 per share, for the prior-year period. Results for the quarter ended December 31, 2020, include a loss of $0.6 million on the disposal of assets. Results for the quarter ended December 31, 2019, include a $0.2 million gain on the sale of assets.

For the full-year 2020, the Company reported revenue of $82.3 million compared with $87.9 million for the prior year. The Company reported net income of $1.7 million, or $0.08 per diluted share, for 2020 compared with a net loss of $3.9 million, or $0.19 per share, for the prior-year. Results for 2020 include an income tax benefit of $3.0 million, primarily from the release of a valuation allowance on certain foreign deferred tax assets and net gains of $0.2 million from the sale or disposal of idle assets. Results for 2019 include a gain of $1.5 million in connection with a contract settlement with a customer and net gains of $0.7 million from the sale of idle assets, partially offset by costs of $0.5 million related to preparing the Broadway facility for sale.

Sypris Technologies

Revenue for Sypris Technologies was $12.1 million in the fourth quarter of 2020 compared to $13.0 million for the prior-year period, primarily reflecting reduced demand in the oil and gas market partially offset by a rebound in the commercial vehicle market. Gross profit for the fourth quarter of 2020 was $1.5 million, or 12.7% of revenue, compared to $2.0 million, or 15.4% of revenue, for the same period in 2019.

Sypris Electronics

Revenue for Sypris Electronics was $8.5 million in the fourth quarter of 2020 compared to $8.6 million for the prior-year period. Shipments during the fourth quarter of 2020 were impacted by delays on certain programs due to customer design modifications. However, management was able to largely offset these delays by increasing production on other programs, reflecting the impact of a growing backlog. Additionally, many of the challenges faced during the prior year with electronic component shortages and extensive lead-times have been resolved. Gross profit for the fourth quarter of 2020 was $1.0 million, or 11.9% of revenue, compared to $0.7 million, or 8.2% of revenue, for the same period in 2019.

Outlook

Commenting on the future, Mr. Gill added, “First and foremost, we remain focused on the health and safety of our employees, their families and our customers. While the future potential impact of the pandemic remains unknown, we are optimistic regarding the current economic outlook for 2021.

“Demand has strengthened significantly from customers serving the automotive, commercial vehicle and sport utility markets, with Class 8 forecasts showing year-over-year production increases of over 41% for 2021. Similarly, demand from customers in the defense and communications sector remains robust. While the energy market continues to be volatile, we continue to secure new orders on important projects around the world.

“The continuing momentum of new contract awards, when combined with increasingly positive market conditions, provide important support for our financial outlook for 2021, which includes 20% growth in the Company’s top line, 200 to 300 basis points of further expansion in the Company’s gross margin and strong double digit percentage growth in cash flow generated from operations.

“As we prepare for 2021, we remain focused on meeting the important needs of our customers who serve defense, communications, energy, transportation, and other critical infrastructure industries. With a strong backlog and recovering markets, we believe that the outlook for the coming year has the potential to be very positive for Sypris and we approach our new fiscal year with optimism.”

About Sypris Solutions

Sypris Solutions is a diversified provider of truck components, oil and gas pipeline components and aerospace and defense electronics. The Company produces a wide range of manufactured products, often under multi-year, sole-source contracts. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include our plans and expectations of future financial and operational performance. Such statements may relate to projections of the company’s revenue, earnings, and other financial and operational measures, our liquidity, our ability to mitigate or manage disruptions posed by the current coronavirus disease (“COVID-19”), and the impact of COVID-19 and economic conditions on our future operations, among other matters. In March 2020, the President of the United States declared the COVID-19 outbreak a national emergency. COVID-19 continues to spread throughout the United States and other countries across the world, and the duration and severity of its effects are currently unknown. The COVID-19 pandemic has resulted, and is likely to continue to result, in significant economic disruption and has and will likely adversely affect our business. The Company has continued to operate at each location and sought to remain compliant with government regulations imposed due to the COVID-19 pandemic.

Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: the impact of COVID-19 and economic conditions on our future operations; possible public policy response to the pandemic, including legislation or restrictions that may impact our operations or supply chain; our failure to successfully complete final contract negotiations with regard to our announced contract “orders”, “wins” or “awards”; our failure to successfully win new business; the termination or non-renewal of existing contracts by customers; our failure to achieve and maintain profitability on a timely basis by steadily increasing our revenues from profitable contracts with a diversified group of customers, which would cause us to continue to use existing cash resources or require us to sell assets to fund operating losses; breakdowns, relocations or major repairs of machinery and equipment, especially in our Toluca Plant; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including the impact of tariffs, product recalls or related liabilities, employee training, working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; dependence on, retention or recruitment of key employees and distribution of our human capital; disputes or litigation involving governmental, supplier, customer, employee, creditor, stockholder, product liability, warranty or environmental claims; our failure to achieve targeted gains and cash proceeds from the anticipated sale of certain equipment; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity; our ability to comply with the requirements of the SBA and seek forgiveness of all or a portion of our Paycheck Protection Program loan; our inability to develop new or improved products or new markets for our products; cost, quality and availability or lead times of raw materials such as steel, component parts (especially electronic components), natural gas or utilities; our ability to maintain compliance with the NASDAQ listing standards minimum closing bid price; our reliance on a few key customers, third party vendors and sub-suppliers; inventory valuation risks including excessive or obsolescent valuations or price erosions of raw materials or component parts on hand or other potential impairments, non-recoverability or write-offs of assets or deferred costs; other potential weaknesses in internal controls over financial reporting and enterprise risk management; failure to adequately insure or to identify product liability, environmental or other insurable risks; unanticipated or uninsured disasters, public health crises, losses or business risks; unanticipated or uninsured product liability claims; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers or suppliers, and in turn cause increases in our inventory and working capital levels; the costs of compliance with our auditing, regulatory or contractual obligations; labor relations; strikes; union negotiations; pension valuation, health care or other benefit costs; costs associated with environmental claims relating to properties previously owned; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; cyber security threats and disruptions; inaccurate data about markets, customers or business conditions; risk related to owning our common stock including increased volatility; or unknown risks and uncertainties. We undertake no obligation to update our forward-looking statements, except as may be required by law.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2020	2019
	(Unaudited)
Revenue	$20,614	$21,624
Net loss	$(1,174)	$(859)
Loss per common share:
Basic	$(0.06)	$(0.04)
Diluted	$(0.06)	$(0.04)
Weighted average shares outstanding:
Basic	21,259	20,974
Diluted	21,259	20,974

	Year Ended
	December 31,
	2020	2019
	(Unaudited)
Revenue	$82,346	$87,891
Net income (loss)	$1,668	$(3,949)
Income (loss) per common share:
Basic	$0.08	$(0.19)
Diluted	0.08	(0.19)
Weighted average shares outstanding:
Basic	21,084	20,865
Diluted	21,086	20,865

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net revenue:
Sypris Technologies	$12,087	$13,010	$45,321	$61,683
Sypris Electronics	8,527	8,614	37,025	26,208
Total net revenue	20,614	21,624	82,346	87,891
Cost of sales:
Sypris Technologies	10,552	11,006	39,157	51,898
Sypris Electronics	7,512	7,910	31,624	26,110
Total cost of sales	18,064	18,916	70,781	78,008
Gross profit:
Sypris Technologies	1,535	2,004	6,164	9,785
Sypris Electronics	1,015	704	5,401	98
Total gross profit	2,550	2,708	11,565	9,883
Selling, general and administrative	2,721	3,474	11,351	13,680
Severance, relocation and other costs	-	118	124	509
Operating (loss) income	(171)	(884)	90	(4,306)
Interest expense, net	202	227	838	903
Other expense (income), net	658	(100)	544	(1,256)
Loss before income taxes	(1,031)	(1,011)	(1,292)	(3,953)
Income tax expense (benefit), net	143	(152)	(2,960)	(4)
Net (loss) income	$(1,174)	$(859)	$1,668	$(3,949)
(Loss) income per common share:
Basic	$(0.06)	$(0.04)	$0.08	$(0.19)
Diluted	$(0.06)	$(0.04)	$0.08	$(0.19)
Dividends declared per common share	$-	$-	$-	$-
Weighted average shares outstanding:
Basic	21,259	20,974	21,084	20,865
Diluted	21,259	20,974	21,086	20,865

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	December 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,606	$5,095
Accounts receivable, net	7,234	7,444
Inventory, net	16,236	20,784
Other current assets	3,948	4,282
Assets held for sale	412	2,233
Total current assets	39,436	39,838
Property, plant and equipment, net	10,161	11,675
Operating lease right-of-use assets	6,103	7,014
Other assets	5,008	1,529
Total assets	$60,708	$60,056
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,734	$9,346
Accrued liabilities	13,409	12,495
Operating lease liabilities, current portion	965	841
Finance lease obligations, current portion	393	684
Note payable - PPP loan, current portion	1,186	-
Total current liabilities	22,687	23,366

Operating lease liabilities, net of current portion	5,941	6,906
Finance lease obligations, net of current portion	1,927	2,351
Note payable - related party	6,477	6,463
Note payable - PPP Loan, net of current portion	2,372	-
Other liabilities	6,529	7,539
Total liabilities	45,933	46,625
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 21,302,194 shares issued and 21,300,958 outstanding in 2020 and 21,324,618 shares issued and 21,298,426 outstanding in 2019	213	213
Additional paid-in capital	155,025	154,702
Accumulated deficit	(115,765)	(117,433)
Accumulated other comprehensive loss	(24,698)	(24,051)
Treasury stock, 1,236 and 26,192 in 2020 and 2019	-	-
Total stockholders’ equity	14,775	13,431
Total liabilities and stockholders’ equity	$60,708	$60,056

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Year Ended,
	December 31,
	2020	2019
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$1,668	$(3,949)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,503	2,671
Deferred income taxes	(3,070)	(260)
Stock-based compensation expense	426	469
Deferred loan costs recognized	14	11
Net gain on the disposal or abandonment of assets	(236)	(654)
Provision for excess and obsolete inventory	222	616
Non-cash lease expense	911	650
Other noncash items	(1)	52
Contributions to pension plans	(862)	(382)
Changes in operating assets and liabilities:
Accounts receivable	214	2,425
Inventory	4,230	(2,621)
Prepaid expenses and other assets	(204)	756
Accounts payable	(2,591)	(4,100)
Accrued and other liabilities	424	(1,537)
Net cash provided by (used in) operating activities	3,648	(5,853)
Cash flows from investing activities:
Capital expenditures	(1,542)	(859)
Proceeds from sale of assets	1,969	1,858
Net cash provided by investing activities	427	999
Cash flows from financing activities:
Principal payments on finance lease obligations	(715)	(632)
Proceeds from Paycheck Protection Program loan	3,558	-
Indirect repurchase of shares for minimum statutory tax withholdings	(103)	(156)
Net cash provided by (used in) financing activities	2,740	(788)
Effect of exchange rate changes on cash balances	(304)	33
Net increase (decrease) in cash and cash equivalents	6,511	(5,609)
Cash and cash equivalents at beginning of period	5,095	10,704
Cash and cash equivalents at end of period	$11,606	$5,095

Contacts

Anthony C. Allen
Chief Financial Officer
(502) 329-2000